ORLANDO, Fla., Aug. 29, 2013 /PRNewswire/ -- Rotech Healthcare Inc. (ROHIQ) announced today that the U.S. Bankruptcy Court has approved the Second Amended Joint Plan of Reorganization of Rotech Healthcare Inc., along with $358 million of exit financing commitments received from Wells Fargo and certain existing holders of the 10.5% Senior Second Lien Secured Notes.

The reorganization plan was confirmed at a court hearing in Delaware and was supported by the Statutory Committee of Unsecured Creditors. Creditors entitled to vote overwhelmingly voted in favor of the reorganization plan.

At the time that the Company filed its reorganization cases on April 8, 2013, the Company said that it would reorganize its businesses and emerge from Chapter 11 within 90 to 150 days. The Company said that it expects to close on its exit financing commitment and formally emerge from Chapter 11 next month.

"We said at the outset this would be a swift passage through the reorganization process and it has been," said Steven P. Alsene, Rotech's President and Chief Executive Officer. "We have successfully completed an important milestone in the financial restructuring that positions Rotech to operate successfully in today's very competitive environment.

"We appreciate the strong support the Company has received from its lenders, creditors, suppliers, customers and especially its employees. With a restructured balance sheet, new long-term financing and a seasoned management team, Rotech is well-positioned for future leadership in the industry."
Under the reorganization plan, the Company's existing common stock will be cancelled and substantially all of the new common stock of reorganized Rotech will be distributed to holders of the 10.5% Senior Second Lien Secured Notes.

Proskauer Rose, LLP serves as the Company's legal advisor, Barclays as financial advisor and AlixPartners as restructuring advisor.

Wachtell Lipton Rosen & Katz serves as legal advisor to each of the Consenting Noteholders holding Second Lien Secured Notes.

About Rotech Healthcare Inc.
Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 49 states through approximately 420 operating locations located primarily in non-urban markets.

Forward-Looking Statements
Information set forth herein (including information included or incorporated by reference herein) contains "forward-looking statements" (as defined in Section 21E of the Exchange Act), which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to that the Company will have sufficient cash on hand to pay its operating expenses; the Company's ability to continue to comply with other covenants under its notes or credit facility; potential decreases in Medicare Part B reimbursement rates; legislative or regulatory changes to Medicare or related programs; health care reform, including recently enacted legislation; adjustments in reimbursement rates set by the Centers for Medicare & Medicaid Services; the effects of the competitive bidding process under Medicare; the accreditation of the Company's operating locations and their compliance with government standards for coverage and payment; the ability of the Company to develop, secure approval of and consummate a prearranged plan of chapter 11 reorganization; the Company's ability to improve its operating structure, financial results and profitability following emergence from chapter 11; the potential adverse effects of the chapter 11 proceedings on the Company's liquidity, results of operations, brand or business prospects; the Company's ability to generate or raise cash and maintain a cash balance sufficient to fund continued investments, capital needs and service its debt; the Company's ability to maintain contracts that are critical to its operation; the Company's ability to obtain and maintain normal terms with customers, suppliers and service providers; and the Company's ability to retain key executives, managers and employees. Additional factors that may affect future results are contained in the Company's filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.